Exhibit 99.1

Codexis and Nestlé Health Science Enter Into Healthcare-
Focused Protein Engineering Platform Partnership

•	Includes an option for the global development of CDX-6114 for PKU, marking Codexis’ first partnership for an internally developed biotherapeutic product. Codexis receives an upfront payment of $14 million and potential milestones and royalties depending on product success

•	In addition, the partnership adds strategic access to the CodeEvolver® platform for the discovery of additional enzyme therapies for other metabolic disorders requiring drug therapy, as well as novel enzymes for use in medical nutrition and consumer care products

REDWOOD CITY, California (October 12, 2017) – Codexis, Inc. (NASDAQ: CDXS), a leading protein engineering company, and Nestlé Health Science announce a strategic collaboration encompassing multiple projects accessing Codexis’ CodeEvolver® protein engineering platform. The collaboration includes an option for the global development of Codexis’ novel, orally delivered, enzyme, CDX-6114, for the management of phenylketonuria (PKU), an orphan metabolic disorder. In addition, Nestlé Health Science has secured strategic access to the CodeEvolver® protein engineering platform for the discovery of biotherapeutics for other metabolic disorders, and for the development of novel enzyme products for Nestlé Health Science’s Medical Nutrition and Consumer Care business areas.

Terms of the partnership

Under the terms of the option agreement, Nestlé Health Science will make an upfront payment of $14 million. Codexis will be eligible to receive clinical development, approval and commercial milestone payments related to CDX-6114 as well as tiered royalties on product sales. Codexis will be responsible for the clinical development costs for CDX-6114 up to and including phase 1 in healthy volunteers. Thereafter, Nestlé Health Science will have an option to obtain an exclusive global license to CDX-6114 and will be responsible for all future development and commercialization. Beyond CDX-6114, Nestlé Health Science secures a right of first negotiation over enzyme therapies for inborn errors of amino acid metabolism, which Codexis has in its pipeline or may discover over the next five years.

The partnership also includes a strategic collaboration where Codexis and Nestlé Health Science will leverage the CodeEvolver® platform technology to develop novel enzymes for Nestlé Health Science’s established Consumer Care and Medical Nutrition business areas.

“This transaction validates our CodeEvolver® protein engineering platform technology as a biotherapeutic discovery engine, and also highlights our ability to establish customized partnerships for unlocking the power of proteins with a growing list of the world’s great companies,” said John Nicols, Codexis President and Chief Executive Officer. “We look forward to a long term and very productive relationship with the team at Nestlé Health Science.”

Greg Behar, Chief Executive Officer of Nestlé Health Science, stated, “Enzymes are key to healthy functioning. When enzymes are not present or not working properly there can be an impairment of a wide range of processes critical for human health. The partnership with Codexis strengthens our footprint in the enzyme field, a fast developing part of the nutritional therapy innovation frontier that is changing the way we manage our health.”

About Phenylketonuria (PKU)

PKU is an inborn metabolic disorder resulting from a mutation in the gene for the enzyme that converts the essential amino acid phenylalanine, present in almost all dietary protein, into tyrosine. As a result of this deficiency, phenylalanine builds up to levels that are toxic in the brain, causing serious neurological symptoms including intellectual disability, seizures and cognitive and behavioral disabilities. To avoid phenylalanine toxicity and the most severe disease symptoms, individuals with PKU must follow a strict, life-long diet that is low in phenylalanine and supplement their diet with a synthetic phenylalanine-free formula to provide sufficient nutrients. Maintaining a strict, life-long diet is a challenge for individuals with PKU. There are an estimated 50,000 people with PKU in the developed world.

About Nestlé Health Science

Nestlé Health Science, a wholly-owned subsidiary of Nestlé, is a health-science company engaged in advancing the role of nutrition therapy to change the course of health for consumers, patients and its partners in healthcare. Nestlé Health Science’s portfolio of nutrition solutions, diagnostics, devices and drugs targets a number of health areas, such as inborn errors of metabolism, pediatric and acute care, obesity care, healthy aging, and gastrointestinal and brain health. Through investing in innovation and leveraging leading edge science, Nestlé Health Science brings forward innovative nutritional therapies with clinical, health economic value and quality of life benefits. Nestlé Health Science employs around 3,000 people worldwide and is headquartered in Epalinges (near Lausanne), Switzerland. For more information, please visit www.nestlehealthscience.com.

About Codexis, Inc.

Codexis, Inc. is a leading protein engineering company that applies its technology to the development of biocatalysts for commercial manufacture of pharmaceuticals and fine chemicals, as well as the development of enzymes as biotherapeutics and for molecular diagnostics. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ partnership with Nestlé Health Science, including further validation of Codexis’ CodeEvolver® protein engineering platform technology as a biotherapeutic discovery engine, Codexis’ ability to establish customized partnerships for unlocking the power of proteins with a growing list of the world’s great companies, and the long-term and productive nature of Codexis’ relationship with Nestlé Health Science. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers; potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets; Codexis’ ability to deploy its technology platform in new market spaces; Codexis’ dependence on key personnel; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2017 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2017, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis Contact:

Gordon Sangster

Chief Financial Officer

(650) 421-8115

gordon.sangster@codexis.com

Investor Relations Contact:

LHA Investor Relations

Jody Cain

(310) 691-7100

jcain@lhai.com